SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934, as amended (Amendment No. __)

Filed by the Registrant /X/
Filed by a party other than the Registrant /  /

Check the appropriate box:
/   /     Preliminary Proxy Statement
/   /     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/     Definitive Proxy Statement
/   /     Definitive Additional Materials
/   /     Soliciting Material underss. 240.14a-12

PFIZER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):
/X/ No fee required
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.
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Notice of Annual Meeting
 of Shareholders and
 Proxy Statement

March 14, 2002

HOW TO VOTE

     Your vote is important. Most shareholders have a choice of voting on the Internet, by telephone or by mail, using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

ANNUAL MEETING ADMISSION

     Either an admission ticket or proof of ownership of Pfizer stock, as well as a form of personal identification, must be presented in order to be admitted to the Annual Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Meeting, or you may request an admission ticket in advance. (See “Annual Meeting Admission” for further details.)

REDUCE MAILING COSTS

     Eligible shareholders who have more than one account in their name or the same address as other shareholders may authorize us to discontinue mailings of multiple Annual Reports and Proxy Statements. Most shareholders also can view future Annual Reports and Proxy Statements on the Internet rather than receiving paper copies in the mail. See this Proxy Statement and your proxy card for more information.

PFIZER INC. 235 East 42nd Street New York, NY 10017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. on Thursday, April 25, 2002

PLACE	Birchwood Manor
111 North Jefferson Road
Whippany, New Jersey 07981

WEBCAST	Our Annual Meeting also will be webcast on
our web site at www.pfizer.com at 10:00 a.m.
on April 25, 2002. Information included on
our web site, other than our Proxy Statement
and form of proxy, is not a part of the proxy
soliciting material.

ITEMS OF BUSINESS	(1) To elect six members of the Board of
Directors for three-year terms.
(2) To approve KPMG LLP as our independent
auditors for the 2002 fiscal year.
(3) To transact such other business as may
properly come before the Meeting and
any adjournment or postponement.

RECORD DATE	You can vote if you are a shareholder of
record on February 28, 2002.

ANNUAL REPORT	Our 2001 Annual Report, which is not a part
of the proxy soliciting material, is enclosed.

PROXY VOTING	It is important that your shares be
represented and voted at the Meeting. You
can vote your shares by completing and
returning the proxy card sent to you. Most
shareholders also can vote their shares on
the Internet or by telephone. If Internet or
telephone voting is available to you, voting
instructions are printed on your proxy card.
You can revoke a proxy at any time prior to
its exercise at the Meeting by following the
instructions in the accompanying Proxy
Statement.
C. L. Clemente
March 14, 2002	Secretary

We are pleased to announce that this year, instead of distributing gift bags containing product samples to shareholders attending the Annual Meeting, a donation will be made by the Company to Employment Horizons, an organization that provides employment, training and job placement services to persons with disabilities and other disadvantages.

Pfizer Inc.
235 East 42nd Street
New York, New York 10017

PROXY STATEMENT

     We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pfizer Inc. (“Pfizer,” the “Company,” “we,” or “us”), a Delaware corporation, of proxies to be voted at our 2002 Annual Meeting of Shareholders and at any adjournment or postponement.

     You are invited to attend our Annual Meeting of Shareholders on April 25, 2002, beginning at 10:00 a.m. The Meeting will be held at Birchwood Manor, 111 North Jefferson Road, Whippany, New Jersey 07981. See the inside back cover of this Proxy Statement for directions.

     Shareholders will be admitted to the Annual Meeting beginning at 9:00 a.m. If you wish to attend, please plan to arrive early since seating will be limited.

     Birchwood Manor is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation also will be offered upon request. Please mail your request to the address noted below under “Annual Meeting Admission.”

     This Proxy Statement, form of proxy and voting instructions are being mailed starting March 14, 2002.

Annual Meeting Admission

     An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card if you hold shares directly in your name as a shareholder of record. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting.

     If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Pfizer stock, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Pfizer stock, to:

Pfizer Shareholder Services
235 East 42nd Street, 7th Floor
New York, NY 10017

     No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

Webcast of the Annual Meeting

     Our Annual Meeting also will be webcast on April 25, 2002. You are invited to visit www.pfizer.com at 10:00 a.m. on April 25, 2002 to view the webcast of the Meeting.

Shareholders Entitled to Vote

     Holders of Pfizer common stock at the close of business on February 28, 2002, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 6,266,249,535 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

Revocation of Proxies

     You can revoke your proxy at any time before it is exercised by:

  written notice to the Secretary of the Company;
  timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
  voting by ballot at the Annual Meeting.

HOW TO VOTE

Your vote is important. You can save us the expense of a second mailing by voting promptly. Shareholders of record can vote by telephone, on the Internet or by mail as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

     The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. on April 24, 2002.

Vote by Telephone

     You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S. and Canada, see your proxy card for additional instructions.

Vote on the Internet

     You also can choose to vote on the Internet. The web site for Internet voting is www.eproxyvote.com/pfe. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Vote by Mail

     If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to EquiServe Trust Company, N.A. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Pfizer Inc., c/o EquiServe Trust Company N.A., P.O. Box 8923, Edison, New Jersey 08818-8923.

Voting at the Annual Meeting

     The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

     All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Consolidation of Your Vote

     You will receive only one proxy card for all the shares you hold:

  In your own name;
  In the Pfizer Inc. Shareholder Investment Program; or

     if you are a Pfizer employee,

  In the Pfizer Savings Plan; or
  In the Warner-Lambert Savings and Stock Plans for the U.S. or Puerto Rico (the Warner-Lambert Plans).

     If you are a U.S. Pfizer employee who currently has outstanding stock options, you are entitled to give voting instructions on a portion of the shares held in the Pfizer Inc. Employee Benefit Trust (the Trust).Your proxy card will serve as a voting instruction card for the trustee.

     If you do not vote your shares or specify your voting instructions on your proxy card, the administrators of the Pfizer Savings Plan and of the Warner-Lambert Plans or the trustee of the Trust will vote your shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the trustee of the Trust and the administrators of the Plans, your voting instructions must be received by April 22, 2002.

     If you hold Pfizer shares through any other Company plan, you will receive voting instructions from that plan’s administrator.

Householding Information

     We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

     Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

     If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent (in writing: EquiServe Trust Company, N.A., P.O. Box 2500, Jersey City, New Jersey, 07303-2500; by telephone: 1-800-733-9393) with the names in which all accounts are registered.

     If you participate in householding and wish to receive a separate copy of the 2001 Annual Report or this Proxy Statement, or if you wish to receive separate copies of future Annual Reports and/or Proxy Statements, please contact EquiServe at the above address or phone number. We will deliver the requested documents to you promptly upon your request.

     Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

List of Shareholders

     The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 235 East 42nd Street, New York, New York, by contacting the Secretary of the Company.

Required Vote

     The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “against” affect the outcome. Abstentions are not counted for purposes of the election of Directors.

     Under the Company’s By-laws, the affirmative vote of a majority of the votes cast “for” and “against” is required to approve the appointment of KPMG LLP as our independent auditors. Abstentions are not counted as votes “for” or “against” this proposal.

     Under New York Stock Exchange rules, if you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of Directors and the approval of KPMG LLP as our independent auditors even if the broker does not receive voting instructions from you.

Voting on Other Matters

     If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Annual Meeting.

Electronic Delivery of Proxy Materials and Annual Report

     The notice of Annual Meeting and Proxy Statement and the 2001 Annual Report are available on our web site at www.pfizer.com. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, shareholders can elect to receive an e-mail which will provide an electronic link to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

     Shareholders of Record: If you vote on the Internet at www.eproxyvote.com/pfe, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.econsent.com/pfe and following the Vote By Net instructions.

     Beneficial Shareholders: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of the Annual Report and Proxy Statement electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

Cost of Proxy Solicitation

     We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co. to distribute and solicit proxies. We will pay Morrow & Co. a fee of $25,000, plus reasonable expenses, for these services.

Shareholder Account Maintenance

     Our Transfer Agent is EquiServe Trust Company, N.A. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling the Pfizer Shareholder Services' toll-free number, 1-800-733-9393, or contacting EquiServe through their web site at www.equiserve.com.

     In addition, you can access your account through EquiServe’s web site. You can view your current balance, access your account history, sell shares or request a certificate for shares held in the Pfizer Shareholder Investment Program and obtain current and historical stock prices. To access your account on the Internet, visit www.equiserve.com and enter your issue number, account number and password. These can be found on your account statement or dividend check stub.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Pfizer shares with the SEC and the New York Stock Exchange. Based on our records and other information, we believe that in 2001 our Directors and executive officers met all applicable SEC filing requirements, except as described below:

•	In October 2000, Craig Saxton, a Vice President who retired in April 2001, gifted shares of Pfizer stock. He reported this gift on a late Form 4 in March 2001.
•	In February 2001, our Director William R. Howell learned that in the previous month his portfolio manager sold 2,300 shares of Pfizer stock from his account. Mr. Howell had no knowledge of this sale until he received his statement from the portfolio manager and discovered the transaction. Mr. Howell immediately notified the portfolio manager of this error. The portfolio manager then repurchased 2,300 Pfizer shares and returned them to Mr. Howell’s account.
Because Mr. Howell’s portfolio manager sold, and then purchased, shares of Pfizer stock within a six-month period, Mr. Howell became subject to the statutory Section 16(b) insider liability for short-swing profits.
Consequently, we requested and received a check from Mr. Howell in the amount of $2,307.96, representing disgorgement of the short-swing profits on the sale and purchase of the 2,300 Pfizer shares. A late Form 4 was filed reporting the sale and an additional Form 4 was filed on a timely basis reporting the purchase. A footnote on this Form confirmed that Mr. Howell paid Pfizer $2,307.96, representing disgorgement of the short-swing profits.

GOVERNANCE OF THE COMPANY

Our Corporate Governance Principles

Role and Composition of the Board of Directors

     1. The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

     2. The Board also plans for succession to the position of Chairman of the Board and Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chairman and CEO annually provides the Board with an assessment of senior managers and of their potential to succeed him or her. He or she also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

     3. It is the policy of the Company that the positions of Chairman of the Board and Chief Executive Officer be held by the same person, except in unusual circumstances. This combination has served the Company well over a great many years. The function of the Board in monitoring the performance of the senior management of the Company is fulfilled by the presence of outside Directors of stature who have a substantive knowledge of the business.

     4. It is the policy of the Company that the Board consist of a majority of outside Directors and that the number of Directors not exceed a number that can function efficiently as a body. The Corporate Governance Committee, in consultation with the Chairman and CEO, considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The Corporate Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason. When a Director’s principal occupation or business association changes substantially during his or her tenure as a Director, that Director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation. Candidates are selected for their character, judgment, business experience and acumen. Scientific expertise, prior government service and familiarity with national and international issues affecting business are among the relevant criteria. Final approval of a candidate is determined by the full Board. The Corporate Governance Committee annually reviews the compensation of Directors. All Directors are expected to own stock in the Company in an amount that is appropriate for them.

     5. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to or required for the operation of a publicly owned company. Currently these committees are the Executive Committee, Audit Committee, Executive Compensation Committee and Corporate Governance Committee. The members and chairs of these committees are recommended to the Board by the Corporate Governance Committee in consultation with the Chairman and CEO. The Audit Committee, Executive Compensation Committee and Corporate Governance Committee are made up of only outside Directors. The membership of these three committees is rotated from time to time.

 6. In furtherance of its policy of having major decisions made by the Board as a whole, the Company has a full indoctrination process for new Board members that includes extensive materials, meetings with key management and visits to Company facilities.

     7. It is the policy of the Company that the chairs of the Audit, Executive Compensation and Corporate Governance committees of the Board each act as the chair at meetings or executive sessions of the outside Directors at which the principal items to be considered are within the scope of the authority of his or her committee. Experience has indicated that this practice, which has been in place on an informal basis, provides for leadership at all of the meetings or executive sessions of outside Directors without the need to designate a lead Director.

     8. The Executive Compensation Committee is responsible for setting annual and long-term performance goals for the Chairman and CEO and for evaluating his or her performance against such goals. The Committee meets annually with the Chairman and CEO to receive his or her recommendations concerning such goals. Both the goals and the evaluation are then submitted for consideration by the outside Directors of the Board at a meeting or executive session of that group. The Committee then meets with the Chairman and CEO to evaluate his or her performance against such goals. The Executive Compensation Committee also is responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chairman and CEO. These decisions are approved or ratified by action of the outside Directors of the Board at a meeting or executive session of that group.

     9. The Chairman and CEO is responsible for establishing effective communications with the Company’s stakeholder groups, i.e., shareholders, customers, company associates, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Company that management speaks for the Company. This policy does not preclude outside Directors from meeting with shareholders, but it is suggested that any such meetings be held with management present.

Functioning of the Board

     1. The Chairman of the Board and Chief Executive Officer sets the agenda for Board meetings with the understanding that certain items pertinent to the advisory and monitoring functions of the Board be brought to it periodically by the Chairman and CEO for review and/or decision. For example, the annual corporate budget is reviewed by the Board. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with the chair of that committee. Any member of the Board may request that an item be included on the agenda.

     2. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings where necessary to allow the Directors to prepare for discussion of the items at the meeting.

     3. At the invitation of the Board, members of senior management recommended by the Chairman and CEO attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company’s operations. In addition, Board members have free access to all other members of management and employees of the Company.

     4. Executive sessions or meetings of outside Directors without management present are held at least once each year to review the report of the outside auditors, the criteria upon which the performance of the Chairman and CEO and other senior managers is based, the performance of the Chairman and CEO against such criteria, and the compensation of the Chairman and CEO and other senior managers. Additional executive sessions or meetings of outside Directors may be held from time to time as required. Executive sessions or meetings are held from time to time with the Chairman and CEO for a general discussion of relevant subjects.

Functioning of Committees

     1. The Audit, Executive Compensation and Corporate Governance committees consist of only outside Directors.

     2. The frequency, length and agenda of meetings of each of the committees are determined by the chair of the committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting.

     3. The responsibilities of each of the committees are determined by the Board from time to time.

Periodic Review

These principles are reviewed by the Board from time to time.

Board and Committee Membership

     Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants and by participating in meetings of the Board and its committees.

     During 2001, the Board of Directors met 9 times and had four committees. Those committees consisted of an Audit Committee, a Corporate Governance Committee, an Executive Compensation Committee, and an Executive Committee. All of our Directors attended at least 88 percent or more of the regularly scheduled and special meetings of the Board and Board committees on which they served in 2001, and the average attendance of Directors at all meetings during the year was 96 percent.

     The table below provides membership and meeting information for each of the Board committees.

		Corporate	Executive
Name	Audit	Governance	Compensation	Executive

Dr. Brown		X
Mr. Burns			X*	X
Mr. Burt	X*
Mr. Cornwell	X
Mr. Gray		X
Ms. Horner		X*		X
Mr. Howell	X
Dr. Ikenberry		X		X
Mr. Kamen		X
Mr. Lorch			X
Mr. Mandl			X
Dr. McKinnell				X*
Dr. Mead			X
Mr. Raines			X
Dr. Simmons	X
Mr. Steere		X**
Dr. Vallès	X

2001 Meetings	6	4	8	0

*	Chair
**	Mr. Steere served as our Chief Executive Officer until December 31, 2000, and as our
Chairman until April 30, 2001. Because he is a former executive of the Company, he does not participate in the nomination process for Board candidates.

The Audit Committee

     Under the terms of its Charter, the Audit Committee meets at least six times a year and is responsible for recommending the annual appointment of the public accounting firm to be our outside auditors, subject to approval by the Board and the shareholders. In addition, the Committee:

  reviews with the outside auditors the scope of the audit, the auditors’ fees and related matters;
  considers whether the provision of information technology and other non-audit services by the outside auditors is compatible with maintaining their independence;
  reviews and approves the non-audit fees of the outside auditors;
  receives copies of the annual comments from the outside auditors on accounting procedures and systems of control;

  reviews with the outside auditors any questions, comments or suggestions they may have relating to our internal controls, accounting practices or procedures or those of our subsidiaries;
  reviews with management and the outside auditors our annual and quarterly financial statements and any material changes in accounting principles or practices used in preparing the statements prior to the filing of a report on Form 10-K or 10-Q with the SEC. This review includes the items required by SAS 61 as in effect at that time in the case of the annual statements, and SAS 71 as in effect at that time in the case of the quarterly statements;
  receives from the outside auditors the report required by Independence Standards Board Standard No. 1 as in effect at that time and discusses it with the outside auditors;
  reviews the programs of our Internal Audit Department, including procedures for assuring implementation of recommendations made by the outside auditors, and reviews the significant matters contained in these Internal Audit Department reports;
  reviews periodically the adequacy of the systems of internal controls and accounting practices of the Company and its subsidiaries regarding accounting trends and developments;
  reviews compliance with laws, regulations, and internal procedures, and contingent liabilities and risks that may be material to us;
  reviews and reassesses annually the adequacy of its charter; and
  prepares a report each year concerning compliance with its charter for inclusion in the Company’s annual Proxy Statement.

     A copy of the Audit Committee Charter is attached as Annex 1 to this Proxy Statement.

     The Board of Directors has determined that all of the members of the Committee are “independent,” as defined by the rules of the New York Stock Exchange.

The Corporate Governance Committee

     Under the terms of its Charter, the Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, function and needs of the Board. This responsibility includes:

  establishing the criteria for Board membership;
  considering and recommending candidates to fill new positions on the Board;
  reviewing candidates recommended by shareholders;
  conducting inquiries into the backgrounds and qualifications of possible candidates; and
  recommending the Director nominees for approval by the Board and the shareholders.

      The Committee’s additional functions are:

  to consider questions of possible conflicts of interest of Board members and of our senior executives;
  to monitor and recommend the functions of the various committees of the Board;
  to recommend members of the committees;
  to advise on changes in Board compensation;
  to make recommendations on the structure of Board meetings; and
  to recommend matters for consideration by the Board.

      The Committee also:

  considers and reviews our Corporate Governance Principles;

  reviews, periodically, our Shareholder Rights Plan;
  establishes Director retirement policies;
  reviews the functions of the senior officers and makes recommendations on changes;
  reviews the job performance of officers and other senior executives with the Chairman and CEO;
  reviews the outside activities of senior executives; and
  reviews with the Chairman and CEO the succession plans relating to officer positions.

     A copy of the Corporate Governance Committee Charter is attached as Annex 2 to this Proxy Statement.

The Executive Compensation Committee

     Under the terms of its Charter, the Executive Compensation Committee is responsible for establishing annual and long-term performance goals for our elected officers. This responsibility includes establishing the compensation and evaluating the performance of the Chairman and CEO and other elected officers. In addition, the Committee:

  determines and certifies the shares awarded under the 2001 Performance-Contingent Share Award Plan;
  grants options and awards under the 2001 Stock and Incentive Plan;
  advises on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee;
  monitors compliance by officers with our program of required stock ownership; and
  publishes an annual Executive Compensation Committee Report for the shareholders.

     A copy of the Executive Compensation Committee Charter is attached as Annex 3 to this Proxy Statement.

The Executive Committee

     The Executive Committee performs the duties and exercises the powers delegated to it by the Board of Directors.

Compensation of Non-Employee Directors

2001 Cash Retainer and Meeting Fees

	Annual	Board and
	Board/Committee	Business	Committee
Director	Retainer	Meeting Fees	Meeting Fees	Total

Dr. Brown	$30,000	$13,500	$6,000	$49,500
Mr. Burns	32,000	15,000	12,000	59,000
Mr. Burt	31,000	16,500	9,000	56,500
Mr. Cornwell	30,000	13,500	9,000	52,500
Mr. Gray	30,000	15,000	6,000	51,000
Ms. Horner	32,000	15,000	6,000	53,000
Mr. Howell	30,000	15,000	7,500	52,500
Dr. Ikenberry	30,000	15,000	6,000	51,000
Mr. Kamen	30,000	15,000	6,000	51,000
Mr. Lorch	30,000	13,500	13,500	57,000
Mr. Mandl	30,000	13,500	10,500	54,000
Dr. Mead	30,000	15,000	9,000	54,000
Mr. Raines	30,000	15,000	10,500	55,500
Dr. Simmons	30,000	15,000	9,000	54,000
Mr. Steere	15,000	6,000	3,000	24,000
Dr. Vallès	30,000	15,000	9,000	54,000

Fees and Benefit Plans for Non-Employee Directors

     Annual Cash Retainer Fees. Non-employee Directors receive an annual cash retainer fee of $26,000 per year. Non-employee Directors who serve on one or more Board committees (other than the Executive Committee) receive an additional annual fee of $4,000. In addition, the Chair of a Board committee receives an additional $2,000 per year, per committee.

     Meeting Fees. Non-employee Directors also receive a fee of $1,500 for attending each Board meeting, committee meeting, the Annual Meeting of Shareholders, each day of a visit to a plant or office of ours or our subsidiaries, and for attending any other business meeting to which the Director is invited as a representative of the Company.

     Unit Awards and Deferred Compensation. Under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors (the Unit Award Plan), a non-employee Director is granted an initial award of 3,600 units when he or she becomes a Director. Afterwards, each non-employee Director is granted an annual award of 3,600 units (Annual Unit Award) on the day of our Annual Meeting, provided the Director continues to serve as a Director following the Meeting. The awards under the Unit Award Plan are made in addition to the Directors’ annual cash retainers and meeting attendance fees. Such units are not payable until the recipient ceases to be a Director.

     On the day of the 2001 Annual Meeting of Shareholders, all of our non-employee Directors who continued as Directors were awarded 3,600 units under the Unit Award Plan.

     Non-employee Directors may defer all or a part of their annual cash retainers and meeting fees under the Unit Award Plan until they cease to be Directors. At a Director’s election, the fees held in the Director’s account may be credited either with interest at the rate of return of the Intermediate Treasury Index Fund of the Pfizer Savings Plan, or with units. The units are calculated by dividing the amount of the fee by the closing price of our common stock on the last business day before the date that the fee would be paid. The number of units in a Director’s account is increased by the value of any distributions on the common stock. When an individual ceases to be a Director, the amount held in the Director’s account is paid in cash. The amount paid is determined by multiplying the number of units in the account by the closing price of the common stock on the last business day before the payment date.

     Retainer Unit Awards. Under the Pfizer Inc. Annual Retainer Unit Award Plan, each year, on the day of the Annual Meeting, every non-employee Director who continues to serve as a Director following the Meeting receives the equivalent of the value of his or her annual retainer fee in units. These awards are in addition to the Annual Unit Awards, the Directors’ annual cash retainers and meeting attendance fees. The number of units awarded to the non-employee Director is based upon the five-day average of the closing trading price of our common stock on the New York Stock Exchange for the first five trading days after April 1 of each year (rounded up to the nearest unit). On the day of the 2001 Annual Meeting, all of our non-employee Directors who continued as Directors were awarded 652 units under this Plan.

     Trusts. In certain circumstances, we fund trusts established to secure our obligations to make payments to our Directors under the above benefit plans, programs or agreements in advance of the date that payment is due.

Related Party Transactions

     From time to time in 2001, we asked Dr. Brown to provide consulting services in connection with our business. He received a total of $10,000 for those services. We anticipate that Dr. Brown will continue to provide similar services to us in the future as he and we may agree upon from time to time.

     We paid Mr. Steere $50,000 in 2001 under the terms of our consulting agreement with him. This agreement is described in this Proxy Statement under the heading “Employment, Consulting and Severance Agreements.”

     We imputed income in the amount of $965 to Dr. Brown for personal use of Company transportation.

     We imputed income in the following amounts in connection with our payment of premiums for continued coverage under Warner-Lambert’s life and AD&D insurance policies for certain of the former Warner-Lambert Directors who joined our Board after our merger with Warner-Lambert: $1,572 to Mr. Howell, $840 to Mr. Lorch and $564 to Mr. Mandl.

     We have business arrangements with organizations with which certain of our Directors are affiliated. However, none of these arrangements is material to either us or any of those organizations.

Indemnification

     We indemnify our Directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our By-laws, and we have also signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

Securities Ownership of Officers and Directors

     The table below shows the number of shares of our common stock beneficially owned as of February 28, 2002 by each of our Directors and each Named Executive Officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our Directors and executive officers as a group. Together these individuals beneficially own less than one percent (1%) of our common stock. The table also includes information about stock options, stock units, restricted stock and deferred performance-contingent share awards credited to the accounts of each Director and executive officer under various compensation and benefit plans.

     There are currently no known beneficial owners of five percent (5%) or more of our common stock.

	Number of Shares or Units

	Common		Stock-Equivalent		Options Exercisable
Beneficial Owners	Stock		Units		Within 60 Days

Michael S. Brown	1,200		26,950	(2)	—
M. Anthony Burns	20,400		33,222	(2)	—
Robert N. Burt	2,200		24,204	(6)	—
C.L. Clemente	858,670	(1)(4)(5)	110,557	(3)	798,710
W. Don Cornwell	600	(4)	31,562	(2)	—
William H. Gray III	876		48,092	(6)	—
Constance J. Horner	10,914		33,222	(2)	—
William R. Howell	6,350		38,285	(6)	—
Stanley O. Ikenberry	39,952	(4)	125,873	(2)	—
Harry P. Kamen	2,520		39,460	(2)
Karen L. Katen	583,650	(1)	20,152	(3)	704,250
George A. Lorch	1,650		20,032	(6)	—
Alex J. Mandl	2,000		42,871	(6)
Henry A. McKinnell	1,060,088	(1)(5)	47,537	(3)	1,621,158
Dana G. Mead	9,000		28,291	(2)	—
John F. Niblack	927,261	(1)(4)	32,472	(3)	970,950
Franklin D. Raines	1,500		21,563	(2)	—
David L. Shedlarz	502,526	(1)(4)	16,081	(3)	331,612
Ruth J. Simmons	879		29,781	(2)	—
William C. Steere, Jr	2,176,916	(1)(4)(7)	179,369	(2)(3)	4,566,950
Jean-Paul Vallès	755,915	(4)	77,966	(2)	—
All Directors and Executive Officers
as a group (24 persons)	7,384,799		1,118,644	(8)	9,694,604

(1)	As of February 28, 2002, this number includes shares credited under the Pfizer Savings Plan or deferred Performance—Contingent Share Awards granted under the 2001 Performance-Contingent Share Award Plan or its predecessor Program. These plans are described in this Proxy Statement under the heading “Employee Benefit and Long-Term Compensation Plans.”

(2)	As of February 28, 2002, these units are held under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Pfizer Inc. Annual Retainer Unit Award Plan. The value of a Director’s unit account is measured by the price of our common stock. The Plans are described in this Proxy Statement under the heading “Compensation of Non-Employee Directors—Fees and Benefit Plans for Non-Employee Directors.”

(3)	As of February, 28, 2002, these units are held under the Supplemental Savings Plan. The value of these units is measured by the price of our common stock. The Supplemental Savings Plan is described in this Proxy Statement under the heading “Employee Compensation and Long-Term Benefit Plans—Pfizer Savings Plan.”

(4)	These shares do not include the following number of shares held in the names of family members, as to which beneficial ownership is disclaimed: Mr. Clemente, 26,136 shares; Mr. Cornwell, 300 shares; Dr. Ikenberry, 8,300 shares; Dr. Niblack, 17,508 shares; Mr. Shedlarz, 2,097 shares; Mr. Steere, 4,936 shares; and Dr. Vallès, 142,320 shares.

(5)	As of February 28, 2002, this includes the following number of shares held in a Grantor Retained Annuity Trust: Dr. McKinnell, 47,380 shares; Mr. Clemente, 53,814 shares.
(6)	As of February 28, 2002, this number includes units held under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Pfizer Inc. Annual Retainer Unit Award Plan. The value of a Director’s unit account is measured by the price of our common stock. The Plans are described in this Proxy Statement under the heading ”Compensation of Non-Employee Directors—Fees and Benefit Plans for Non-Employee Directors.” This number also includes the following number of units resulting from the conversion into Pfizer units of previously deferred Warner-Lambert director compensation under the Warner-Lambert Company 1996 Stock Plan. That Plan is described in this Proxy Statement under the heading “Employee Benefit and Long-Term Compensation Plans—Warner-Lambert Company 1996 Stock Plan”: Mr. Burt, 16,243 units; Mr. Gray, 40,131 units; Mr. Howell, 28,265 units; Mr. Lorch, 10,562 units; and Mr. Mandl, 32,849 units.

(7) (8)	As of February 28, 2002, this includes 131,402 shares held in a Flint Trust for Mr. Steere.

As of February 28, 2002, this number includes, for one of our executive officers, units held under the Pfizer Inc. Deferred Compensation Plan relating to deferred bonus payments made under the Executive Annual Incentive Plan. These Plans are described in this Proxy Statement under the heading “Employee Benefit and Long¯Term Compensation Plans¯Executive Annual Incentive Plan.”

ITEM 1—ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, with each class consisting of six Directors whose terms expire at successive Annual Meetings. Six Directors will be elected at the Annual Meeting to serve for a three-year term expiring at our Annual Meeting in 2005.

     The persons named in the enclosed proxy intend to vote the proxy for the election of each of the six nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

     The Board of Directors has proposed the following nominees for election as Directors with terms expiring in 2005 at the Annual Meeting:

     Michael S. Brown, Constance J. Horner, George A. Lorch, Alex J. Mandl, Franklin D. Raines and Jean-Paul Vallès.

     Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

     The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors.

     We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

     The principal occupation and certain other information about the nominees and other Directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

Name and Age as of the
April 25, 2002 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2005

Michael S. Brown     61

Distinguished Chair in Biomedical Sciences from 1989 and Regental Professor from 1985 at the University of Texas Southwestern Medical Center at Dallas. Co-recipient of the Nobel Prize in Physiology or Medicine in 1985 and the National Medal of Science in 1988. Member of the National Academy of Sciences. Director of Regeneron Pharmaceuticals, Inc. Our Director since 1996. Member of our Corporate Governance Committee.

Constance J. Horner     60

Guest Scholar since 1993 at The Brookings Institution, an organization devoted to nonpartisan research, education and publication in economics, government and foreign policy and the social sciences. Commissioner of the U.S. Commission on Civil Rights from 1993 to 1998. Served at the White House as Assistant to President George H. Bush and as Director of Presidential Personnel from August 1991 to January 1993. Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991. Director of the U. S. Office of Personnel Management from 1985 to 1989. Director of Foster Wheeler Ltd., Ingersoll-Rand Company Limited and Prudential Financial, Inc. Fellow, National Academy of Public Administration; Trustee, Annie E. Casey Foundation; Member of the Board of Trustees of the Prudential Foundation. Our Director since 1993. Chair of our Corporate Governance Committee and member of our Executive Committee.

George A. Lorch     60

Chairman Emeritus of Armstrong Holdings, Inc., a company that manufactures flooring and ceiling materials, since August 2000. Chairman and Chief Executive Officer of Armstrong Holdings, Inc. from May 2000 to August 2000, and its Chairman, President and Chief Executive Officer from September 1993 to May 1994. President and Chief Executive Officer of Armstrong World Industries, Inc., from September 1993 to May 2000, and a Director from 1988 to December 2000. On December 6, 2000, Armstrong World Industries Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Director of Household International, Inc. and The Williams Companies, Inc. Our Director since June 2000. Member of our Executive Compensation Committee.

Name and Age as of the
April 25, 2002 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2005
(continued)

Alex J. Mandl     58

Principal of ASM Investments, a company focusing on early stage funding in the technology sector, since April 2001. Chairman and Chief Executive Officer of Teligent Inc. from 1996 to March 2001. On May 21, 2001, Teligent Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. Chairman of the Board and Chief Executive Officer of Sea-Land Services Inc. from 1988 to 1991. Director of Dell Computer Corporation. Our Director since June 2000. Member of our Executive Compensation Committee.

Franklin D. Raines      53

Chairman and Chief Executive Officer of Fannie Mae, a company that provides a secondary market for residential mortgages through portfolio purchases, issuance of mortgage-backed securities, and other services, since January 1999. Director of the Office of Management and Budget for the Clinton administration from 1996 to 1998. Director of AOL Time Warner Inc. and PepsiCo, Inc. Chairman of the Corporate Governance Task Force of the Business Roundtable. A former Director of Pfizer from 1993 to 1996, Mr. Raines was re-elected to our Board in October 1998. Member of our Executive Compensation Committee.

Jean-Paul Vallès      65

Chairman Emeritus of Minerals Technologies Inc. (MTI), a resource and technology-based company that develops, produces and markets specialty mineral, mineral-based and synthetic mineral products, since October 2001. Chairman of MTI from August 1992 to October 2001, and Chief Executive Officer of MTI from August 1992 to December 2000. Formerly our Vice Chairman from March to October 1992. Director of the Board of Overseers, Leonard N. Stern School of Business, New York University. Our Director since 1980. Member of our Audit Committee.

Name and Age as of the
April 25, 2002 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

DIRECTORS WHOSE TERMS EXPIRE IN 2004

Robert N. Burt      64

Retired Chairman and Chief Executive Officer of FMC Corporation, a company that manufactures chemicals and machinery, and FMC Technologies, Inc., a subsidiary of FMC Corporation. Mr. Burt was Chairman of the Board of FMC Corporation from 1991 to December 2001, its Chief Executive Officer from 1991 to August 2001 and a member of its Board of Directors since 1989. He was Chairman of the Board of FMC Technologies, Inc., from June 2001 to December 2001 and its Chief Executive Officer from June 2001 to August 2001. Director of Phelps Dodge Corporation. Also a Director of the Rehabilitation Institute of Chicago and Chicago Public Education Fund. Our Director since June 2000. Chair of our Audit Committee.

W. Don Cornwell      54

Chairman of the Board and Chief Executive Officer since 1988 of Granite Broadcasting Corporation, a group broadcasting company. Director of Avon Products, Inc. and CVS Corporation. Also, a Director of Hershey Trust Company, Milton Hershey School, Wallace-Reader’s Digest Funds and the Telecommunications Development Fund. Trustee of Big Brothers/Sisters of New York and Mt. Sinai University Medical Center. Our Director since February 1997. Member of our Audit Committee.

Henry A. McKinnell      59

Chairman of our Board since May 2001. Our Chief Executive Officer since January 2001. Our President from May 1999 to May 2001, and President, Pfizer Pharmaceuticals Group, the principal operating division of the Company, from January 1997 to April 2001. Chief Operating Officer from May 1999 to December 2000 and Executive Vice President from 1992 to 1999. Director of Moody’s Corporation and John Wiley & Sons, Inc. Dr. McKinnell is currently Chairman of the Pharmaceutical Research and Manufacturers of America (PhRMA). Member of the Board of Directors of the Business Roundtable (BRT), Vice Chairman of the BRT’s Corporate Governance Task Force and Chairman of its SEC subcommittee. Director of the Trilateral Commission and the Business Council, and Chairman of the Stanford University Graduate School of Business Advisory Council. Chairman Emeritus of the Business-Higher Education Forum, a Fellow of the New York Academy of Medicine, and a member of the Boards of Trustees of the New York City Public Library, the New York City Police Foundation and the Economic Club of New York. Our Director since June 1997. Chair of our Executive Committee and a member of the Pfizer Leadership Team.

Name and Age as of the
April 25, 2002 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

DIRECTORS WHOSE TERMS EXPIRE IN 2004
(continued)

Dana G. Mead      66

Retired Chairman and Chief Executive Officer of Tenneco, Inc. Chairman and Chief Executive Officer of Tenneco, Inc. from 1994 to 1999. Chairman of two of the successor companies of the Tenneco conglomerate, Tenneco Automotive Inc. and Pactiv Corporation, global manufacturing companies with operations in automotive parts and packaging, from November 1999 to March 2000. Director of Zurich Financial Services and TaskPoint.com. Director of the Center for Creative Leadership and the Logistics Management Institute. Member of the Massachusetts Institute of Technology Corporation and a Lifetime Trustee of the Association of Graduates, U.S. Military Academy, West Point. Former Chairman of the Business Roundtable and of the National Association of Manufacturers. Our Director since January 1998. Member of our Executive Compensation Committee.

Ruth J. Simmons      56

President since July 1, 2001, of Brown University. President, from 1995 to 2001, of Smith College. Vice Provost of Princeton University from 1992 to 1995. Director of The Goldman Sachs Group, Inc. and Texas Instruments Incorporated. Trustee of the Carnegie Corporation of New York. Member of the National Academy of Arts and Sciences, the American Philosophical Society, and the Council on Foreign Relations. Our Director since January 1997. Member of our Audit Committee.

William C. Steere, Jr      65

Chairman Emeritus of Pfizer Inc. since July 2001. Chairman of our Board from 1992 to April 2001 and our Chief Executive Officer from February 1991 to December 2000. Director of Dow Jones & Company, Inc., MetLife, Inc. and Minerals Technologies Inc. Director of the New York University Medical Center and the New York Botanical Garden. Member of the Board of Overseers of Memorial Sloan-Kettering Cancer Center. Our Director since 1987. Member of our Corporate Governance Committee.

Name and Age as of the
April 25, 2002 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

DIRECTORS WHOSE TERMS EXPIRE IN 2003

M. Anthony Burns      59

Chairman of the Board since May 1985, Chief Executive Officer from January 1983 to November 2000, and President from December 1979 to June 1999 of Ryder System, Inc., a provider of transportation and logistics services. Director of The Black & Decker Corporation, J. C. Penney Company, Inc. and J. P. Morgan Chase & Co. Trustee of the University of Miami. Member of the Business Council. Our Director since 1988. Chair of our Executive Compensation Committee and a member of our Executive Committee.

William H. Gray III      60

President and Chief Executive Officer of The College Fund/UNCF, an educational assistance organization, since 1991. Mr. Gray served as a Congressman from the Second District of Pennsylvania from 1979 to 1991, and at various times during his tenure, served as Budget Committee Chair and House Majority Whip. Director of Dell Computer Corporation, Electronic Data Systems Corporation, J. P. Morgan Chase & Co., MBIA Inc., Prudential Financial, Inc., Rockwell International Corporation, Viacom Inc. and Visteon Corporation. Our Director since June 2000. Member of our Corporate Governance Committee.

William R. Howell      66

Chairman Emeritus of J. C. Penney Company, Inc., a provider of consumer merchandise and services through department stores, catalog departments and the Internet, since 1997. Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. from 1983 to 1997. Director of American Electric Power Company, Bankers Trust Corporation, Exxon Mobil Corporation, Halliburton Company, The Williams Companies, Inc. and Viseon, Inc. Chairman of the Board of Trustees of Southern Methodist University from 1996 to 2000. Our Director since June 2000. Member of our Audit Committee.

Stanley O. Ikenberry      67

President Emeritus, Regent Professor, Department of Educational Organization and Leadership, University of Illinois, since September 2001. President, November 1996 to June 2001, of the American Council on Education, an independent nonprofit association dedicated to ensuring high-quality education at colleges and universities throughout the United States. President from 1979 through July 1995 of the University of Illinois. Director of Utilicorp United Inc. President, Board of Overseers of Teachers’ Insurance & Annuity Association - College Retirement Equities Fund (TIAA-CREF). Director of the National Museum of Natural History, Smithsonian Institution. Our Director since 1982. Member of our Corporate Governance Committee and of our Executive Committee.

Name and Age as of the
April 25, 2002 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

DIRECTORS WHOSE TERMS EXPIRE IN 2003
(continued)

Harry P. Kamen      68

Retired Chairman of the Board and Chief Executive Officer of Metropolitan Life Insurance Company (now known as MetLife, Inc.), a multi-service insurance provider. Chairman of the Board and Chief Executive Officer of MetLife, Inc. from 1993 through June 1998, and President from 1995 through November 1994. Director of BDirect Capital, Bethlehem Steel Corporation, and MetLife, Inc. Member of the Board of Governors of the National Association of Securities Dealers, Inc. Our Director since 1996. Member of our Corporate Governance Committee.

John F. Niblack      63

Our Vice Chairman since May 1999 and President of Pfizer Global Research and Development since June 2000. Our Executive Vice President from 1993 to May 1999. Responsible for our Global Research and Development Division and pharmaceutical Licensing and Development. Our Director since June 1997. Member of the Pfizer Leadership Team.

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

C.L. Clemente      64

Our Executive Vice President - Corporate Affairs since May 1999. Secretary and Corporate Counsel since 1992. Senior Vice President from 1992 to May 1999. He is a Director of IMS Health Incorporated, and Chairman of the United Way of New York City. Mr. Clemente, a member of the Pfizer Leadership Team, joined us in 1964.

Karen L. Katen       53

Our Executive Vice President and President of Pfizer Pharmaceuticals Group, the Company’s worldwide pharmaceutical organization, since April 2001. President of our U.S. Pharmaceuticals Group since 1995; Executive Vice President of the Global Pfizer Pharmaceuticals Group since 1997. She is a Director of General Motors Corporation and Harris Corporation and also serves on the International Council of J. P. Morgan Chase & Co. Ms. Katen, a member of the Pfizer Leadership Team, joined us in 1974.

Name and Age as of the
April 25, 2002 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
(continued)

David L. Shedlarz       53

Our Executive Vice President since 1999 and our Chief Financial Officer since 1995. Mr. Shedlarz was appointed a Senior Vice President in January 1997 with additional worldwide responsibility for our former Medical Technology Group. He is a Director of Pitney Bowes Inc., a member of the J. P. Morgan Chase & Co. National Advisory Board, Co-Chair of the Principal Financial Officers Task Force at the Business Roundtable, and Director of the Board of Overseers, Leonard N. Stern School of Business, New York University. Mr. Shedlarz, a member of the Pfizer Leadership Team, joined us in 1976.

ITEM 2—APPROVAL OF AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP to serve as our independent auditors for 2002, subject to the approval of our shareholders.

     Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2001, and fees billed for other services rendered by KPMG LLP:

Audit fees, excluding
audit related services:	$8,375,000

Financial information systems
design and implementation:	0

All other fees:
Audit related fees(1)	$ 1,915,000
Tax Advisory Services(2)	20,885,000
Other non-audited services(3)	2,684,000

Total all other fees	$25,484,000
(1)	Audit related fees consisted principally of assistance with matters related to the merger of Warner-Lambert Company, audits of employee benefits plans, review of registration statements, issuance of consents and letters to underwriters.

(2)	Tax advisory services were provided principally for assistance with matters related to the merger of various Pfizer and Warner-Lambert corporate entities throughout the world. This project was substantially complete at December 31, 2001 and, therefore, it is our current expectation that these fees will be substantially lower for 2002.

(3)	Other non-audit services consisted principally of project management assistance, development of a supplier catalog, and year-end closing support for subsidiaries.

     The Board of Directors unanimously recommends a vote FOR the approval of KPMG LLP as our independent auditors for 2002.

Audit Committee Report

     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     In this context, the Committee has met and held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Committee also has considered whether the independent auditors’ provision of information technology and other non-audit services to the Company is compatible with the auditors’ independence. The Committee has concluded that the independent auditors are independent from the Company and its management.

     The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

The Audit Committee:
Mr. Burt (Chair)
Mr. Cornwell
Mr. Howell
Dr. Simmons
Dr. Vallès

EXECUTIVE COMPENSATION

		Summary Compensation Table

	Annual Compensation				Long-Term Compensation

					Awards			Payouts

				Other Annual Compensation(2) ($)	Restricted Stock Awards(3) ($)	Securities Underlying Options (#)
								LTIP Payouts(5) ($)	All Other Compensation(6) ($)
Name and Principal Position		Salary ($)	Bonus(1) ($)
	Year

Dr. McKinnell* Chairman and CEO	2001	1,516,667	2,780,800	33,655	0	800,000		7,920,000	117,743

	2000	984,100	1,426,900	42,079	1,408,826	330,000		4,930,892	83,084
	1999	869,800	1,093,000	26,998	2,003,125	405,450	(4)	4,864,950	76,796

Dr. Niblack Vice Chairman	2001	944,600	1,062,700	27,347	0	450,000		5,890,500	75,080

	2000	832,500	932,400	23,538	1,096,949	210,000		3,839,321	69,128
	1999	799,700	895,700	13,849	1,802,813	360,450	(4)	4,096,800	66,404

Ms. Katen* Executive V.P.; President-Pfizer Pharmaceuticals Group and President-U.S. Pharmaceuticals	2001	854,625	1,043,400	28,043	0	330,000		4,108,500	63,397

	2000	698,800	730,300	11,638	688,282	165,000		2,408,986	53,772
	1999	625,800	645,500	9,774	130,906	225,450	(4)	2,389,800	45,304

Mr. Shedlarz Executive V.P. and CFO	2001	772,800	736,900	20,025	0	330,000		3,861,000	59,860

	2000	695,100	723,700	12,909	763,562	160,000		2,672,468	53,508
	1999	625,800	642,600	11,096	65,453	225,450	(4)	2,731,200	47,556

C.L. Clemente Executive V.P.- Corporate Affairs; Secretary and Corporate Counsel	2001	679,500	680,900	22,203	0	225,000		2,970,000	54,416
	2000	651,500	680,900	27,736	645,264	140,000		2,258,424	45,420
	1999	625,800	654,000	23,693	0	225,450	(4)	2,457,150	43,320

Mr. Steere Former Chairman**	2001	808,000	1,616,000	22,000	0	0		0	549,440

	2000	1,616,000	3,232,000	21,500	2,688,600	800,000		9,410,100	179,544
	1999	1,436,300	2,872,600	13,595	0	900,450	(4)	10,668,750	167,828

*	Dr. McKinnell and Ms. Katen received promotions to the positions indicated in the Table above during 2001.
**	Mr. Steere served as Chairman of the Company until April 30, 2001.
(1)	The amounts shown in this column constitute the Annual Incentive Awards made to each officer based on the Board’s evaluation of each officer’s performance. These awards are discussed in further detail in the Executive Compensation Committee Report.
(2)	The amounts shown in this column represent tax payments made by us on behalf of each officer relating to his or her use of Company transportation and personal financial counseling.
(3)	The amounts shown in this column represent the dollar value of the Company’s common stock on the date of grant of the restricted stock. All grants of restricted stock are made under our 2001 Stock and Incentive Plan, or were made under its predecessor Plan.

On February 21, 2001, Dr. McKinnell received a grant of 31,440 shares of common stock, Dr. Niblack received a grant of 24,480 shares of common stock, Ms. Katen received a grant of 15,360 shares of common stock, Mr. Shedlarz received a grant of 17,040 shares of common stock; Mr. Clemente received a grant of 14,400 shares of common stock, and Mr. Steere received a grant of 60,000 shares of common stock. All of these restricted stock grants vested on February 21, 2002, except for Mr. Steere’s grant, which vested upon his retirement from the Company on July 1, 2001.

On August 26, 1999, Dr. McKinnell received a grant of 50,000 shares of common stock and Dr. Niblack received a grant of 45,000 shares of common stock. Dr. McKinnell’s restricted stock grant vests on August 24, 2004 and Dr. Niblack’s restricted stock grant vests on August 26, 2002.

On February 25, 1999, Ms. Katen received a grant of 1,000 shares of common stock (subsequently adjusted to 3,000 shares to reflect our June 1999 3-for-1 stock split), and, Mr. Shedlarz received a grant of 500 shares of common stock (subsequently adjusted to 1,500 shares to reflect our June 1999 3-for-1 stock split). These shares vested on February 25, 2002.

Dividends are paid during the restricted period on all restricted shares.

As of December 31, 2001, the aggregate number of shares of restricted stock held by the officers, and the dollar value of such shares was: Dr. McKinnell, 81,440 shares ($3,245,384); Dr. Niblack, 69,480 shares, ($2,768,778); Ms. Katen, 18,360 shares ($731,646); Mr. Shedlarz, 18,540 shares, ($738,819); Mr. Clemente, 14,400 shares, ($573,840); and Mr. Steere, 0 shares ($0). The dollar values are based on the closing price of our common stock on December 31, 2001.

(4)	Adjusted for our June 1999 3-for-1 stock split.
(5)	The 2001 payout represents the dollar market value of shares of our common stock on February 27, 2002 (the payment date) earned under the Company’s previous Performance-Contingent Share Award Program using the closing sales price of our common stock ($41.25) on the New York Stock Exchange on that date. The number of Performance-Contingent Shares awarded to each Named Executive Officer was as follows: Dr. McKinnell, 192,000 shares; Dr. Niblack, 142,800 shares; Ms. Katen, 99,600 shares; Mr. Shedlarz, 93,600 shares; Mr. Clemente, 72,000 shares; Mr. Steere, 0 shares and all Executive Officers and Directors as a group, 698,400 shares.

(6)	The amounts shown in this column represent Company matching funds under the Pfizer Savings Plan (a tax-qualified retirement savings plan) and related Supplemental Plan, which are discussed under the heading “Employee Benefit and Long-Term Compensation Plans.”

For Mr. Steere, the amount also includes a $323,200 payment for vacation accrued but not used. Under the Company’s policy, such payment is made after retirement.

Total Options Exercised in 2001 and Year-End Values

     This table gives information for options exercised by each of the Named Executive Officers in 2001 and the value (stock price less exercise price) of the remaining options held by those executive officers at year-end, using the average ($40.145) of the high and low trading price of our common stock on December 31, 2001.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
			Options Held at 12/31/01		at 12/31/01

	Shares
	Acquired	Value
	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)	($)	(#)	(#)	($)	($)

Dr. McKinnell	310,104	11,390,540	1,473,708	1,541,450	29,307,744	4,371,990
Dr. Niblack	253,500	7,919,951	856,500	1,050,450	12,294,049	3,490,320
Ms. Katen	84,960	2,874,197	625,800	717,450	10,727,835	2,150,220
Mr. Shedlarz	145,200	4,046,646	254,162	722,450	882,779	2,216,395
Mr. Clemente	89,696	3,309,730	850,852	604,450	17,784,789	2,166,500
Mr. Steere	721,260	25,268,842	2,846,500	1,720,450	49,876,119	10,310,900

Option Grants in 2001

     This table shows all options to purchase our common stock granted to each of our Named Executive Officers in 2001 and the potential value of such grants at stock price appreciation rates of 0%, 5% and 10%, compounded annually over the maximum ten-year term of the options. Also shown is the potential gain of all outstanding shares of common stock held by our shareholders as of December 31, 2001, using the same base price and appreciation rates and compounded over the same ten-year period. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.

							Potential Realizable Value at Assumed
							Annual Rates of Stock Price
							Appreciation of Option Term
	Individual Grants					($)

	Number of		Percent of
	Securities		Total Options
	Underlying		Granted to	Exercise or
	Options		Employees in	Base Price	Expiration
Name	Granted		Fiscal Year	($/sh)(3)	Date	0%	5%	10%

Dr. McKinnell	800,000	(1)	1.01%	45.34	2/22/11	0	22,811,266	57,808,227
Dr. Niblack	300,000	(1)	0.38%	45.34	2/22/11	0	8,554,225	21,678,085
	150,000	(2)	0.19%	45.34	2/22/11	0	4,277,112	10,839,042
Ms. Katen	180,000	(1)	0.23%	45.34	2/22/11	0	5,132,535	13,006,851
	150,000	(2)	0.19%	45.34	2/22/11	0	4,277,112	10,839,042
Mr. Shedlarz	180,000	(1)	0.23%	45.34	2/22/11	0	5,132,535	13,006,851
	150,000	(2)	0.19%	45.34	2/22/11	0	4,277,112	10,839,042
Mr. Clemente	150,000	(1)	0.19%	45.34	2/22/11	0	4,277,112	10,839,042
	75,000	(2)	0.09%	45.34	2/22/11	0	2,138,556	5,419,521
Mr. Steere	0		0.00%	N/A	N/A	0	0	0

Potential Gain for all shareholders at Assumed Appreciation Rates						0	178,975,843,748	453,559,661,310
(1)	Option grants for Named Executive Officers who received grants in 2001 consisted of Grants that are exercisable one-fifth on each anniversary date beginning on February 22, 2002.
(2)	Option grants for Named Executive Officers who received grants in 2001 consisted of Grants that are exercisable three years from anniversary date beginning on February 22, 2004.
(3)	The exercise price for all stock option grants is the fair market value of our common stock on the date of the grant.

Long-Term Incentive Plan Awards in 2001

     This table gives information concerning the participation of the Named Executive Officers in a long-term compensation plan called the 2001 Performance-Contingent Share Award Plan. Under this plan, they were awarded the right to earn shares of our common stock (Performance-Contingent Shares). Actual payouts of these Performance-Contingent Shares, if any, will be determined by a non-discretionary formula which measures our performance over a five-year period using total shareholder return (including reinvestment of dividends) and growth in diluted earnings per share, measured over the performance period relative to the industry Peer Group. If our minimum performance in both measures is below the threshold level relative to the Peer Group, then no Performance Contingent Shares will be earned. To the extent the Company’s performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned. These awards are also discussed in the Executive Compensation Committee Report.

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans

		Performance Period (or
		Other Period Until
Name	Number of Shares(1)	Maturation or Payment)	Threshold(2) (#)	Target (#)	Maximum (#)

Dr. McKinnell	*	1/1/02–12/31/06	33,000	198,000	330,000
Dr. Niblack	*	1/1/02–12/31/06	16,450	98,700	164,500
Ms. Katen	*	1/1/02–12/31/06	14,500	87,000	145,000
Mr. Shedlarz	*	1/1/02–12/31/06	9,800	58,800	98,000
Mr. Clemente	*	1/1/02–12/31/06	7,100	42,600	71,000
Mr. Steere	*	1/1/02–12/31/06	N/A	N/A	N/A
(1)	The actual number of Performance-Contingent Shares that will be paid out at the end of the applicable period, if any, cannot be determined because the shares earned by the Named Executive Officers will be based upon our future performance compared to the future performance of the Peer Group.

(2)	If our minimum performance in both measures is below the threshold level relative to the Peer Group, then no Performance Contingent Shares will be earned. To the extent the Company’s performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned.

Executive Compensation Committee Report

Overview of Compensation Philosophy and Program

     The Executive Compensation Committee establishes the salaries and other compensation of the executive officers of the Company, including its Chairman and CEO and other executive officers named in the Compensation Table (the “Named Executive Officers”). The Committee consists entirely of independent Directors who are not officers or employees of the Company.

     The Company’s executive compensation program consists of salaries, Executive Annual Incentive Awards and long-term incentive compensation and is designed to:

  retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance;
  link a substantial part of each executive officer’s compensation to the performance of both the Company and the individual executive officer; and
  encourage significant ownership of Company common stock by executive officers.

     The Committee also intends that all incentive compensation paid to the Named Executive Officers will be deductible for federal income tax purposes.

Evaluation of Executive Performance in 2001

     The Committee does not rely solely on predetermined formulae or a limited set of criteria when it evaluates the performance of the Chairman and CEO and the Company’s other executive officers.

     In 2001, the Committee considered management’s continuing achievement of its short and long-term goals, including:

  leveraging our strategic focus as a health care company by integrating the former Warner-Lambert Company;
  improving operating margins;
  revenue growth versus industry;
  earnings per share growth;
  exceeding the merger-related synergy/cost savings targets;
  continued optimization of organizational effectiveness and productivity;
  the breadth of the current product portfolio, and the acceptance of those products in the marketplace, which drove considerable sales growth resulting in the Company’s position as the number one pharmaceutical company; and
  the number of promising product candidates under development by the Company.

     The Committee also considers management’s responses to the changes occurring within the global marketplace for health care products and services. The unprecedented discovery by the pharmaceutical industry of innovative medicines that effectively treat chronic as well as acute health problems has focused attention on the issues of access and adequate third-party coverage for prescription drugs, particularly for low-income individuals and the elderly. It is the Committee’s opinion that management continues to effectively develop and implement strategies within the marketplace and at the local and federal levels of government to address these issues, enabling the Company to remain a leader in the healthcare industry. In addition, the Company has developed innovative programs and partnerships to improve access, first, with the State of Florida to demonstrate its capacity to both enhance the quality of life and lower overall costs for Medicaid patients and, more recently, with the launch of Pfizer’s Share Card to enhance access for low-income Medicare seniors. In June 2001 Pfizer expanded its successful South African Diflucan Program to many of the world’s least developed countries. The success of these efforts and their benefits to the Company cannot, of course, be quantifiably measured, but the Committee believes they are vital to the Company’s continuing success.

Total Compensation

     To establish target total compensation levels of Company executives, the Committee considers competitive market total compensation. The total compensation package for each executive is then broken down into the three basic components indicated above, as discussed in more detail below. No executive officer of the Company is receiving compensation from any subsidiary or affiliated organization of the Company. The Committee intends to continue its strategy to compensate its executives by maintaining its emphasis on performance-based incentive compensation. While target salary and bonus levels are set at the median of the Peer Group, based on available public data and the analysis of its outside compensation advisors, the total compensation of Dr. McKinnell and the other Named Executive Officers, apart from Mr. Steere, generally fell in the upper quartile of total compensation paid to executives holding equivalent positions in our Peer Group companies. The Committee believes that this position was consistent with the outstanding performance of the Company compared to the Peer Group. In 2001, several of the Named Executive Officers were promoted to positions of significantly greater responsibility. As a result, the salaries and annual incentives for 2001 shown in the Summary Compensation Table reflect performance-based compensation changes as well as pay increases associated with these promotions.

Salaries

     The 2001 salaries of the Named Executive Officers are shown in the “Salary” column of the Summary Compensation Table. Dr. McKinnell, received a salary of $1,516,667 in 2001. For 2002, it has been set at $1,809,900.

Executive Annual Incentive Awards

     In 1997, the Board of Directors adopted and the shareholders approved the Pfizer Inc. Executive Annual Incentive Plan. Under the terms of this plan a maximum award of 0.3% of Adjusted Net Income as defined in the Plan was established for each employee participating in the Plan. This maximum exceeds the current level of Annual Incentive Awards made by the Committee and the Committee will continue to base the awards on Company and individual performance criteria within the established maximum.

     For 2001, an Annual Incentive Award of $2,780,800 for Dr. McKinnell was approved by the Committee and confirmed by the Board. The Annual Incentive Awards for 2001 paid to each of the Named Executive Officers are shown in the “Bonus” column of the Summary Compensation Table.

Mr. Steere’s Compensation

     Through his retirement date on July 1, 2001, Mr. Steere received $808,000 in salary, which was the same rate of base salary in effect in 2000. As a result of his retirement, he received a prorated bonus award for his performance during the first half of the year.

Long-Term Incentive Compensation

     In 2001, Dr. McKinnell and the other executive officers, apart from Mr. Steere, participated in the Company’s long-term incentive compensation program consisting of stock options and Performance-Contingent Share Awards.

     Key-Employee Stock Options granted to Dr. McKinnell and the other Named Executive Officers, when combined with the value of the Performance-Contingent Shares that these officers may potentially earn, are targeted to fall at the median range of the value of long-term incentives granted by the Peer Group to executive officers holding comparable positions.

     For stock option grants issued in 2002, the stock option target when combined with the value of the Performance-Contingent Shares that these officers may potentially earn has been directionally adjusted toward the value of the 75th percentile of long-term incentives based on competitive data for executive officers holding comparable positions. This adjustment was made to recognize sustained performance, given the high-risk, long-term nature of our core business.

(a) Stock Options

     The Committee granted Key-Employee Stock Options to each executive officer in February 2001 under the Company’s previous Stock and Incentive Plan.

     The Named Executive Officers, apart from Mr. Steere, were awarded the number of Stock Options shown in the table headed “Option Grants in 2001.” As shown in the table, some grants were made with vesting occurring over a five-year period with 20 percent of the options vesting each year, and other grants have three-year cliff vesting. The options with three-year cliff vesting were granted as part of a special one-time program to provide additional retention and long-term performance incentives. Dr. McKinnell was awarded 800,000 stock options in 2001.

(b) Performance-Contingent Share Awards

     The Committee established awards for Dr. McKinnell and other executive officers, including the other Named Executive Officers apart from Mr. Steere, for the 2002-2006 performance period under the 2001 Performance-Contingent Share Award Plan. Payments pursuant to the awards are determined by using a non-discretionary formula comprised of the following two performance criteria measured over the applicable performance period relative to the performance of the Peer Group:
  total shareholder return; and
  diluted earnings per share growth.

     The performance formula weighs each criterion equally. If our performance in both measures is below the threshold level relative to the Peer Group, then no Performance-Contingent Shares will be earned. To the extent that the Company’s performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned.

     Based on the Company’s performance during the 1997-2001 performance period, Dr. McKinnell and the other Named Executive Officers earned 600,000 Performance-Contingent Shares under the Program award formula described above.

     The total number of shares earned by each of the Named Executive Officers for the 1997-2001 Program is shown in footnote 5 to the “LTIP Payouts” column of the Summary Compensation Table. The number of Performance-Contingent Shares that the Named Executive Officers may earn at the end of the five-year performance period 1/1/2002-12/31/2006 is shown in the table headed “Long-Term Incentive Plan-Awards in 2001.” Dr. McKinnell earned 192,000 shares for the 1997-2001 performance period, and the number of Performance-Contingent Shares that Dr. McKinnell may earn at the end of the five-year performance period (1/1/2002-12/31/2006) will range from 0 to 330,000.

Stock Ownership Program

     The Company maintains stock ownership requirements for its executive and other officers. “Stock ownership” is defined as stock owned by the executive officer directly or through the Company’s Savings Plan, or awarded pursuant to the 2001 Performance-Contingent Share Award Plan or its predecessor Performance-Contingent Share Award Program, and subsequently deferred. Under the current guidelines of the program established by the Committee, employee Directors (currently Dr. McKinnell and Dr. Niblack) are required to own Company common stock equal in value to at least five times their annual salaries. The program also extends to the other Named Executive Officers and other members of the Pfizer Leadership Team, who are required to own Company common stock equal in value to at least four times their annual salaries. All other elected corporate officers are required to own Company stock with a value equivalent to three times their annual salaries, and all other participants in the 2001 Performance-Contingent Share Award Plan are required to own an amount equal in value to their annual salaries. The Committee has determined that, as of February 28, 2002, all employees covered by these guidelines met their ownership targets.

The Executive Compensation Committee:

Mr. Burns (Chair)
Mr. Lorch
Mr. Mandl
Dr. Mead
Mr. Raines

Performance Graph

     This graph compares our total shareholder returns (assuming reinvestment of dividends), the Standard & Poor’s 500 Composite Stock Index (S&P 500), and an industry peer index compiled by us that consists of several companies (the Peer Group)(1) The graph assumes $100 invested at the per-share closing price of the common stock on the New York Stock Exchange Composite Tape on December 31, 1996, in Pfizer and each of the indices.

	1996	1997	1998	1999	2000	2001

PFIZER	100.0	181.9	307.3	241.2	345.1	302.1
PEER GROUP	100.0	148.3	211.4	191.1	252.0	214.9
S&P 500	100.0	133.4	171.5	207.6	188.7	166.2

(1)	The following companies comprise the Peer Group(A): Abbott Laboratories, American Home Products Corporation, Baxter International Inc., Bristol-Myers Squibb Company, Colgate-Palmolive Company, Johnson & Johnson, Eli Lilly and Company, Merck and Co., Inc., Pharmacia Corporation(B) and Schering-Plough Corporation. The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the beginning of each year).

(A)	Pfizer merged with Warner-Lambert Company in 2000. Warner-Lambert Company was included as part of our Peer Group in our Proxy Statements from 1996 to 1999.
(B)	Pharmacia & Upjohn, Inc. merged with Monsanto Company to form Pharmacia Corporation in 2000.

Employee Benefit and Long-Term Compensation Plans

Retirement Annuity Plan

     The Retirement Annuity Plan (the Retirement Plan) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees, including the Named Executive Officers. Benefits under the Retirement Plan are based upon the employee’s years of service and the employee’s highest average earnings for a five calendar-year period with us and/or our “Associate Companies,” and are payable after retirement in the form of an annuity or a lump sum. Earnings covered by the Retirement Plan are base pay, bonus, and restricted stock awards granted under the Company’s previous Stock and Incentive Plan, and Performance-Contingent Share awards granted for performance periods beginning prior to January 1, 2001. Any restricted stock awards granted after April 26, 2001, and any Performance-Contingent Share awards for periods beginning on January 1, 2001 and later, are not counted as earnings covered by the Retirement Plan. The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law. For 2002, the annual limitation is $200,000.

     Benefits under our Retirement Plan are calculated as an annuity equal to the greater of:

  1.4 percent of the participant’s highest final average earnings multiplied by years of service; or
  1.75 percent of such earnings less 1.5 percent of Primary Social Security benefits multiplied by years of service.

     Years of service under these formulas cannot exceed 35. Contributions to the Retirement Plan are made entirely by us and are paid into a trust fund from which the benefits of participants will be paid.

     The Retirement Plan currently limits pensions paid under the Plan to an annual maximum of $160,000, payable at age 65. We also have an unfunded supplemental plan that provides out of our general assets an amount substantially equal to the difference between the amount that would have been payable under the Retirement Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Plan. In certain circumstances, we fund trusts established to secure obligations to make payments under the supplemental plan.

Pension Plan Table

     The following table shows, for the final compensation and years of service indicated, the annual pension benefit payable commencing upon retirement at age 65 under the present benefit formula of the Retirement Plan and its related supplemental plan. The estimated retirement benefits have been computed on the assumptions that:

  payments will be made in the form of a 50 percent joint and survivor annuity (and both the Retirement Plan member and spouse are age 65);
  during the period of employment the employee received annual compensation increases of six percent; and
  the employee retired as of December 31, 2001.

As of July 1, 2001, the date of his retirement, from the Company, Mr. Steere had 35 years; and as of December 31, 2001, Dr. McKinnell had 31 years; Dr. Niblack had 34 years; Ms. Katen had 27 years; Mr. Shedlarz had 25 years; and Mr. Clemente had 35 years under the Retirement Plan and the related supplemental plan.

	Years of Service
Remuneration	15	20	25	30	35

$100,000	$17,075	$22,766	$28,458	$34,149	$39,841
500,000	100,274	133, 699	167,124	200,548	233,973
1,000,000	204,274	272,365	340,456	408,548	476,639
2,000,000	412,273	549,697	687,122	824,456	961,970
3,000,000	620,272	827,029	1,033,787	1,240,544	1,447,301
4,000,000	828,271	1,104,362	1,380,452	1,656,542	1,932,633
5,000,000	1,036,270	1,381,694	1,727,117	2,072,541	2,417,964
7,500,000	1,556,268	2,075,024	2,593,780	3,112,536	3,631,292
10,000,000	2,076,266	2,768,355	3,460,443	4,152,532	4,844,621
12,500,000	2,596,264	3,461,685	4,327,106	5,192,528	6,057,949
15,000,000	3,116,262	4,155,016	5,193,769	6,232,523	7,271,277
18,000,000	3,740,259	4,987,012	6,233,765	7,480,518	8,727,271
20,000,000	4,156,257	5,541,676	6,927,095	8,312,515	9,697,934

Compensation covered by the Retirement Plan and its related supplemental plan for the Named Executive Officers equals the amounts set forth in the 2001 “Salary,” “Bonus” and “LTIP Payouts” columns of the Summary Compensation Table, as well as restricted stock awards granted prior to April 26, 2001.

2001 Performance-Contingent Share Award Plan

     Under the 2001 Performance-Contingent Share Award Plan, participating employees may be granted an opportunity by our Executive Compensation Committee to earn shares of common stock, provided certain performance criteria are met. The performance formula is nondiscretionary and is comprised of two performance criteria:

  total shareholder return (including reinvestment of dividends); and
  growth in diluted earnings per share;

measured over the applicable performance period relative to the performance of the Peer Group. Our 100 highest ranking employees are eligible to participate. All awards granted under the Plan are based upon a five-year performance period.

     Awards under our previous Performance-Contingent Share Award Program were based on the same criteria. While no further awards may be granted under that Program, outstanding awards will continue to vest.

     Awards earned by the Named Executive Officers under the previous Performance-Contingent Share Award Program for the performance period ended December 31, 2001, are shown in the “LTIP Payouts” column of the Summary Compensation Table. Receipt of shares awarded under the current Plan and the previous Program may be deferred.

Executive Annual Incentive Plan

     The Named Executive Officers and other senior employees participate in the Executive Annual Incentive Plan. The purpose of this Plan is to ensure the tax deductibility of the bonus for the Company. The maximum individual annual bonus under this plan is 0.3% (three tenths of one percent) of Adjusted Net Income. The Annual Incentive Plan defines “Adjusted Net Income” to mean income before cumulative effect of accounting changes as shown on the audited Consolidated Statement of Income of the Company. If income before cumulative effect of accounting changes is not shown on the Statement, then Adjusted Net Income will mean net income as shown on the Statement. Receipt of bonuses paid from this Plan can be deferred until a later date or retirement. Such deferred bonuses may be invested under the Pfizer Inc. Deferred Compensation Plan in either a Pfizer unit fund or an interest-bearing fund.

2001 Stock and Incentive Plan

     Under the 2001 Stock and Incentive Plan, our employees may be granted stock options, stock awards (including restricted stock awards) or performance-based stock awards, either as a result of a general grant or as a result of an award based on having met certain performance criteria. Where an employee also is an elected corporate officer, the performance criteria are determined by the Executive Compensation Committee. Our non-employee Directors are not eligible to participate in this Plan.

     Awards and options granted under our previous Stock and Incentive Plan will continue to vest and the options may be exercised in the future.

Warner-Lambert Company 1996 Stock Plan

     Under the Warner-Lambert 1996 Stock Plan, as a result of our merger with Warner-Lambert, all stock options and restricted stock awards outstanding as of June 19, 2000, became immediately exercisable or vested.

     Under this Plan, the Directors of Warner-Lambert could elect to defer any or all of the compensation they received for their services. These deferred amounts could have been credited to a Warner-Lambert Common Stock Equivalent Account (the Equivalent Account).That Equivalent Account was credited, as of the day the fees would have been payable, with stock credits equal to the number of shares of Warner-Lambert common stock that could have been purchased with the dollar amount of such deferred fees. The former Warner-Lambert Directors, Messrs. Burt, Gray, Howell, Lorch, and Mandl , who joined our Board after the merger, had deferred compensation and were entitled to Warner-Lambert stock credits in the Equivalent Account under this Plan. Upon the closing of the merger, these Warner-Lambert stock credits were converted into Pfizer stock units. These units will be payable in Pfizer common stock at various times in accordance with the individual’s election. These units are described in footnote 6 to the table entitled “Securities Ownership of Officers and Directors.”

Pfizer Savings Plan

     After our merger with Warner-Lambert on June 19, 2000, Pfizer maintained three savings plans for eligible U.S. employees—the Pfizer Savings and Investment Plan, the U.S. Warner-Lambert Savings and Stock Plan, and the Agouron 401(k) Plan. In February 2002, we combined the plans into the Pfizer Savings Plan (although the U.S. Warner-Lambert Plan will continue for a time to cover certain employees under the terms of a collective bargaining agreement).

     Under the Pfizer Savings Plan (the Savings Plan), a tax-qualified retirement savings plan, participating employees may contribute up to 20 percent of compensation on a before-tax basis, or 15 percent of compensation on an after-tax basis, into their Savings Plan accounts. In addition, under the Savings Plan, we match an amount equal to one dollar for each dollar contributed by participating employees on the first three percent of their regular earnings and fifty cents for each additional dollar contributed on the next three percent of their regular earnings. Our matching contributions are invested solely in our common stock.

     Effective for 2002, the Savings Plan limits the additions that can be made to a participating employee’s account to $40,000 per year. “Additions” include our matching contributions, before-tax contributions made by us at the request of the participating employee under Section 401(k) of the Internal Revenue Code, and employee after-tax contributions.

     Of those additions, the current maximum before-tax contribution is $11,000 per year. In addition, no more than $200,000 of annual compensation may be taken into account in computing benefits under the Savings Plan.

     We have a Supplemental Savings Plan to pay out of general assets an amount substantially equal to the difference between the amount that, in the absence of legislation limiting such additions and the $200,000 limitation on earnings, would have been allocated to an employee’s account as before-tax contributions, our matching contributions and the amount actually allocated under the Savings Plan.

     In certain circumstances, we fund trusts established to secure obligations to make payments under the Supplemental Plan.

     Amounts deferred, if any, under the previous Pfizer Savings and Investment Plan and the related Supplemental Plan by the Named Executive Officers are included in the “Salary” and “Bonus” columns of the Summary Compensation Table. Our matching contributions allocated to the Named Executive Officers under the Pfizer Savings and Investment Plan and the related Supplemental Plan are shown in the “All Other Compensation” column of the Summary Compensation Table.

Employment, Consulting And Severance Agreements

Employment Agreement

     In 2001, we entered into an employment agreement with Dr. McKinnell that provides for his employment as Chief Executive Officer of the Company through February 29, 2008. Dr. McKinnell’s agreement provides that he will receive an annual base salary of at least $1,350,000, and will be eligible to receive an incentive bonus in accordance with the guidelines established by the Executive Compensation Committee, as well as to participate in our executive benefit and incentive plans (including stock-based plans).

     Under the terms of the agreement, if Dr. McKinnell’s employment is terminated by reason of death, disability or retirement, he is entitled to receive (a) a payment equal to his base salary through the date of termination to the extent not already paid, (b) a prorated portion of his incentive bonus based on his prior year’s incentive bonus, (c) his actual earned incentive bonus for any period not already paid, (d) amounts to which he is entitled under our benefit plans, (e) vesting of outstanding unvested stock options and other equity-based awards, and (f) continued coverage in our health benefit plans. If Dr. McKinnell’s employment is terminated by the Company without cause or by Dr. McKinnell for good reason (as defined in the agreement), he is entitled to receive (a) a payment equal to his base salary earned but unpaid through the date of termination, a prorated portion of his incentive bonus based on the prior year’s incentive bonus, and any incentive bonus amount earned but not yet paid, (b) a payment equal to his annual base salary plus the most recent year’s incentive bonus multiplied by the greater of (i) two or (ii) the number of years remaining on the contract, (c) vesting of outstanding stock options and equity-based awards, (d) benefits under all plans for a period of two years following termination, as well as vesting of all awards under the plans, and (e) continued coverage in the Company’s health benefit plans.

     If any payment or distribution by the Company to Dr. McKinnell is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to receive from the Company a payment on an after-tax basis equal to the federal, state and local income and excise taxes imposed, and any penalties and interest. The agreement also contains provisions that restrict Dr. McKinnell’s ability to engage in any business which is competitive with the Company’s business for a period of one year following his retirement or termination for cause or without good reason or to solicit Company employees for a period of two years following such retirement or termination.

Consulting Agreement

     We entered into a consulting agreement with Mr. Steere in 2000 which provides that, following his retirement, he will serve as Chairman Emeritus of the Company and, when and as requested by the Chief Executive Officer, provide consulting services and advice to the Company and participate in various external activities and events for the benefit of the Company. The initial term of the agreement is for 5 years, and will automatically extend for successive 5-year terms unless Mr. Steere or the Company terminates the agreement at the end of its then current term. Mr. Steere will provide up to 30 days per year to the Company, subject to his reasonable availability, for his consulting services or his participation as a Company representative in external activities and events. He will obtain the approval of the Board of Directors before providing any consulting services, advice or service of any kind to any other company or organization that competes with us. For his services and commitments, the Company will pay Mr. Steere (i) an annual retainer of $50,000 (subject to his ability to continue to provide the contemplated services), and (ii) a fee of $5,000 for each day he renders services. We also will reimburse him for reasonable travel and living expenses that he incurs in providing these services for us. In addition, we will provide him continued lifetime access to Company facilities and services comparable to those that were made available to him by the Company prior to his retirement.

Severance Agreements

     We have entered into severance agreements with our executive officers, including each of the Named Executive Officers apart from Mr. Steere. The agreements continue through September 30 of each year, and provide that they are to be automatically extended in one-year increments unless we give prior notice of termination.

     These agreements are intended to provide for continuity of management in the event of a change in control. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control of the Company. If, following such a change in control, the executive officer is terminated for any reason, other than for disability or for cause, or if such executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a severance payment that will be 2.99 times the greater of (i) the executive officer’s base amount, as defined in the agreements or (ii) the sum of the executive officer’s (a) base salary in effect at the time of termination and (b) the higher of the (x) last full-year annual incentive payment or (y) target annual incentive payment for the year in which termination occurs. The severance payment generally would be made in the form of a lump sum.

     In addition, in the event of such a termination following a change in control, under the agreements each executive officer would receive a payout of all outstanding Performance-Contingent Share Awards that had been granted prior to the date of termination at the maximum amounts that could have been earned pursuant to the awards, along with all shares earned but deferred in accordance with the deferral feature of the Performance-Contingent Share Award Plan and its predecessor Program. The executive officer also would receive a benefit payable from our general funds calculated using the benefit calculation provisions of our Retirement Annuity Plan and our unfunded Supplemental Retirement Plan with the following additional features:

  the executive officer would receive credit for an additional three years of service and compensation for purposes of calculating such benefit;
  the benefit would commence at age 55 (or upon the date of termination, if the executive officer is then over age 55) and for this purpose, three years would be added to the executive officer’s age;
  such benefit would be further determined without any reduction on account of its receipt prior to age 65; and
  such benefit would be offset by any amounts otherwise payable under our Retirement Annuity Plan and unfunded Supplemental Retirement Plan.

     The executive officer would also become vested in all other benefits available to our retirees. All restrictions on restricted stock awarded to such executive officer would lapse and all unvested options granted to such executive officer would vest and become exercisable for the remainder of the term of the option.

     If a change in control occurs, the agreements are effective for a period of four years from the end of the then existing term. Under the severance agreements, a change in control would include any of the following events:

  any “person,” as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of our voting securities;
  a majority of our Directors are replaced during a two-year period; or
  shareholders approve certain mergers, or a liquidation or sale of our assets.

     In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, we will “gross up” the executive officer’s compensation for all federal, state and local income and excise taxes and any penalties and interest.

     In certain circumstances, we fund trusts established to secure our obligations to make payments under the severance agreements in advance of the time payment is due.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF
SHAREHOLDERS

     Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2003 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at 235 East 42nd Street, New York, NY 10017-5755 by November 14, 2002. The proposal should be sent to the attention of the Secretary of the Company.

     Under our By-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting of shareholders. These procedures provide that nominations for Director nominees and/or an item of business to be introduced at an Annual Meeting of shareholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2003 Annual Meeting no later than:

  60 days in advance of the 2003 Annual Meeting if it is being held within 30 days preceding the anniversary date (April 25, 2002) of this year’s meeting; or
  90 days in advance of the meeting if it is being held on or after the anniversary date of this year’s meeting.

     For any other annual or special meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

     Our annual meeting of shareholders is generally held on the fourth Thursday of April. Assuming that our 2003 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by February 23, 2003. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

     The nomination must contain the following information about the nominee:

  name;
  age;
  business and residence addresses;
  principal occupation or employment;
  the number of shares of common stock held by the nominee;
  the information that would be required under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such nominee as a Director; and
  a signed consent of the nominee to serve as a Director of the Company, if elected.

     Notice of a proposed item of business must include:

  a brief description of the substance of, and the reasons for conducting, such business at the annual meeting;
  the shareholder’s name and address;
  the number of shares of common stock held by the shareholder (with supporting documentation where appropriate); and
  any material interest of the shareholder in such business.

     The Board is not aware of any matters that are expected to come before the 2002 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

     The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

     Whether or not you plan to attend the Meeting, please vote by telephone, on the Internet, or by mail.

     If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States.

By order of the Board of Directors,

C.L. Clemente
Secretary

March 14, 2002

ANNEX 1

     Charter
Audit Committee

Status

     The Audit Committee is a committee of the Board of Directors.

Membership

     The Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent. Each member shall in the judgment of the Board of Directors have the ability to read and understand the Company’s basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Committee shall in the judgment of the Board of Directors have accounting or financial management expertise.

Responsibilities

1.	Review with members of the public accounting firm selected as outside auditors for the Company, the scope of the prospective audit, the estimated fees therefor and such other matters pertaining to such audit as the Committee may deem appropriate and receive copies of the annual comments from the outside auditors on accounting procedures and systems of control; review and consider whether the provision by the outside auditors of information technology and other non-audit services is compatible with maintaining their independence; review and approve the non-audit fees of the outside auditors; and review with them any questions, comments or suggestions they may have relating to the internal controls, accounting practices or procedures of the Company or its subsidiaries.

2.	Review, at least annually, the then current and future programs of the Company’s Internal Audit Department, including the procedure for assuring implementation of accepted recommendations made by the auditors; and review the significant matters contained in these Internal Audit Department reports.
3.	Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices of the Company and its subsidiaries and with respect to current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

4.	Recommend annually the public accounting firm to be outside auditors for the Company, for approval by the Board of Directors and set their compensation.
5.	Review with management and the public accounting firm selected as outside auditors for the Company the annual and quarterly financial statements of the Company and any material changes in accounting principles or practices used in preparing the statements prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission. Such review to include the items required by SAS 61 as in effect at that time in the case of the annual statements and SAS 71 as in effect at that time in the case of the quarterly statements.

6.	Receive from the outside auditors the report required by Independence Standards Board Standard No. 1 as in effect at that time and discuss it with the outside auditors.
7.	Review the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to the Company, the scope and status of systems designed to assure Company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and other third parties as determined by the

i

Committee on such matters, as well as major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks.

Meetings

     The Committee shall meet at least six times each year and at such other times as it deems necessary to fulfill its responsibilities.

Report

     The Committee shall prepare a report each year concerning its compliance with this charter for inclusion in the Company’s proxy statement relating to the election of directors.

ANNEX 2

Charter
Corporate Governance Committee

Status

     The Corporate Governance Committee is a committee of the Board of Directors.

Responsibilities

     The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, function and needs of the Board. This responsibility includes:

  establishing the criteria for Board membership;
  considering, recommending and recruiting candidates to fill new positions on the Board;
  reviewing candidates recommended by shareholders;
  conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and
  recommending the Director nominees for approval by the Board and the shareholders.

The Committee’s additional functions are:

  to consider questions of possible conflicts of interest of Board members and of our senior executives;
  to monitor and recommend the functions of the various committees of the Board;
  to recommend members of the committees;
  to advise on changes in Board compensation;
  to make recommendations on the structure of Board meetings;
  to recommend matters for consideration by the Board;
  to consider matters of corporate governance and to review, periodically, our Corporate Governance Principles;
  to review, periodically, our Shareholder Rights Plan;
  to establish Director retirement policies;
  to review the functions of the senior officers and to make recommendations on changes;
  to review annually with the Chairman and Chief Executive Officer the job performance of elected corporate officers and other senior executives;
  to review the outside activities of senior executives;
  to review periodically with the Chairman and Chief Executive Officer the succession plans relating to positions held by elected corporate officers, and to make recommendations to the Board with respect to the selection of individuals to occupy these positions.

ANNEX 3

Charter
Executive Compensation Committee

Status

     The Executive Compensation Committee is a committee of the Board of Directors.

Membership

     The Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent. A person may serve on the Executive Compensation Committee only if he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Responsibilities

     The Executive Compensation Committee is responsible for establishing annual and long-term performance goals for our elected officers. This responsibility includes establishing the compensation and evaluating the performance of the Chairman and CEO and other elected officers. In addition, the Committee:

  determines and certifies the shares awarded under the 2001 Performance-Contingent Share Award Plan;
  grants options and awards under the 2001 Stock and Incentive Plan;
  advises on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee;
  monitors compliance by officers with our program of required stock ownership; and
  publishes an annual Executive Compensation Committee Report for the shareholders.

Meetings

     The committee shall meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities.

Report

     The Committee shall prepare a report each year concerning its compliance with this charter for inclusion in the Company’s proxy statement.

Directions to Birchwood Manor

111 North Jefferson Road
Whippany, New Jersey

From Southern New Jersey

New Jersey Turnpike North to Exit 14 (Route 78 West)

or

Garden State Parkway North to Exit 142 (Route 78 West)

Route 78 West to Exit 48 (Route 24 West). Route 24 West to Route 287 North to Exit 40 (Parsippany Road). At end of exit ramp, turn right onto Parsippany Road. At second traffic light, turn right onto North Jefferson Road. Birchwood Manor is 1/4 mile on the right.

From Northern New Jersey

New Jersey Turnpike South to Exit 15W (Route 280 West)

or

Garden State Parkway South to Exit 145 (Route 280 West).

Route 280 West past Exit 1. Highway becomes Route 80 West. Follow directions below for Route 80 West.

From New York City and Areas East of Whippany:

Lincoln Tunnel to Route 3 West to Route 46 West to Route 80 West.

or

George Washington Bridge to Route 80 West.

Route 80 West to Exit 43 (Route 287). Bear left onto Route 287 South. Take Exit 39A to Route 10 East to Jefferson Road jug handle. Cross Route 10 onto North Jefferson Road. Birchwood Manor is 3/4 mile on the left.

or

Holland Tunnel to Route 78 West to Exit 48 (Route 24 West). Route 24 West to Route 287 North to Exit 40 (Parsippany Road). At end of exit ramp, turn right onto Parsippany Road. At second traffic light, turn right onto North Jefferson Road. Birchwood Manor is 1/4 mile on the right.

or

Route 10 West to the Jefferson Road Exit (approximately 6 miles west of Livingston Circle). At end of exit ramp, turn right onto North Jefferson Road. Birchwood Manor is 3/4 mile on the left.

From Western New Jersey

Route 80 East to Exit 43 (Route 287) and bear right onto Route 287 South. Stay in the right lane and take the first Exit, 40A (Parsippany Road). At end of exit ramp, turn left onto Parsippany Road. At third traffic light, turn right onto North Jefferson Road. Birchwood Manor is 1/4 mile on the right.

or

Route 10 East to the Jefferson Road jug handle. Cross Route 10 onto North Jefferson Road. Birchwood Manor is 3/4 mile on the left.

Life is our life’s work

Pfizer Inc
235 East 42nd Street
New York, NY 10017-5755
212 573 2323
www.pfizer.com

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used throughout.

© Pfizer 2002. All rights reserved

P
R
O
X
Y

PFIZER INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints Henry A. McKinnell and C. L. Clemente, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all the shares of common stock of Pfizer Inc. held of record by the undersigned on February 28, 2002, and all of the shares as to which the undersigned then had the right to give voting instructions to the record holder under the Pfizer Inc. Shareholder Investment Program, the Pfizer Savings Plan, the Pfizer Inc. Employee Benefit Trust, the Warner-Lambert Company Savings and Stock Plan and the Warner-Lambert Company Savings and Stock Plan for Colleagues in Puerto Rico at the Annual Meeting of Shareholders to be held on April 25, 2002 at 10:00 a.m. at Birchwood Manor, 111 North Jefferson Road, Whippany, New Jersey, or any adjournment or postponement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) FOR ALL ITEMS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE
SIDE

^PLEASE FOLD AND DETACH HERE IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE^

If you plan to attend the Annual Meeting, please bring this admission ticket with you.

ADMISSION TICKET

PFIZER INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 25, 2002
10:00 a.m.
Birchwood Manor
111 North Jefferson Road
Whippany, New Jersey

Shareholders will be admitted to the Annual Meeting beginning at 9:00 a.m. If you wish to attend, please plan to arrive early since seating will be limited. Please see the inside back cover of the Proxy Statement for directions.

 We are pleased to announce that this year, instead of distributing gift bags containing product samples to shareholders attending the Annual Meeting, a donation will be made by the Company to Employment Horizons, an organization that provides employment, training and job placement services to persons with disabilities and other disadvantages.

    /x/ Please mark your vote with an X.

2649

The Board of Directors recommends a vote “FOR” All Items.

1. Election of Directors.
(Mark ONE box only.)

FOR                 WITHHELD
/    /                    /    /

FOR all nominees, except vote withheld from the following nominees (if any):

Vote WITHHELD from all nominees:

Nominees:
01.	Michael S. Brown
02.	Constance J. Horner
03.	George A. Lorch
04.	Alex J. Mandl
05.	Franklin D. Raines
06.	Jean-Paul Vallès

2 . A proposal to approve the appointment of KPMG LLP as independent auditors for 2002.

FOR                 AGAINST                 ABSTAIN
/    /                    /    /                              /    /

SPECIAL ACTIONS

Comments on reverse side    /    /

Change of Address               /    /

IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.

(SIGNATURE IF SHAREHOLDER)                                                 DATE

(SIGNATURE IF HELD JOINTLY)                                                     DATE

^FOLD AND DETACH HERE IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE^

PFIZER INC.

Dear Shareholder:

We encourage you to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week.

If you vote electronically you must provide the control number that is printed in the box above, just below the perforation. Have the control number handy when you vote on the Internet or by telephone.

1.	To vote on the Internet: Go to www.eproxyvote.com/pfe and follow the prompts.
2.	To vote by telephone: On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683). Outside of the U.S. and Canada call 201-536-8073

Your Internet or telephone vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you vote your shares on the Internet or by telephone, you do not need to mail back your proxy card.

Your vote is important. Thank you for voting.